Exhibit 99.1
CANARGO ENERGY CORPORATION
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CANARGO ANNOUNCES RESULTS OF ITS RIGHTS OFFERING
November 25, 2008 – Guernsey, Channel Islands – CanArgo Energy Corporation (OSE:CNR; AMEX:CNR) (“CanArgo” or the “Company”) announced today the results of its rights offering (the “Rights Offering”) of 242,107,390 new shares (the “New Shares”) of common stock in CanArgo Energy Corporation with a total of 12,348,303 New Shares subscribed in the Rights Offering for gross proceeds of approximately $1.2 million.
Subscription rights (the “Rights”) were issued to shareholders of record as of end October 2, 2008. Of the 242,107,390 Rights issued in the Rights Offering, 95,913,959 Rights were distributed in the United States and listed on The American Stock Exchange (the “U.S. Subscription Rights”) and146,193,431 Rights were distributed through the VPS system in Norway and listed on the Oslo Børs (the “VSP Subscription Rights”). The subscription period for the VPS Subscription Rights ended November 11, 2008 and the subscription period for the U.S. Subscription Rights ended November 21, 2008.
Of the New Shares subscribed in the Rights Offering, 4,691,022 were subscribed by exercise of VPS Subscription Rights in Norway and 7,657,281 were subscribed in the U.S.
Prior to the launch of the Rights Offering, the Company entered into several and not joint underwriting agreements with a group of eight foreign private investors (the “Standby Underwriters”) regarding underwriting of New Shares not subscribed by the Rights holders, up to a maximum aggregate amount of 242,000,000 New Shares. The Standby Underwriters have today been notified in writing of the results of the Rights Offering and their obligation to subscribe, in the pro rata amount of their respective underwriting commitments, for the additional 229,759,087 unsubscribed for New Shares within seven business days of such notification.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron, Christopher Rodsten, Fredrik Tangeraas
Gambit Hill & Knowlton AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com